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                                                                   EXHIBIT 10.13


                          CORPORATE SERVICES AGREEMENT

          STEEL CITY PRODUCTS, INC. -- OAKHURST MANAGEMENT CORPORATION

THIS AGREEMENT (this "Agreement") is made effective as of the 1st day of June 1995, by and between STEEL CITY PRODUCTS, INC. ("SCPI") and OAKHURST MANAGEMENT CORPORATION (the "Company").

In consideration of the covenants of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      SERVICES:  The Company will provide the following services to SCPI:

        (a) Management Services: To the extent requested, sales and marketing services; and operating and management consultation and supervision services.

        (b) Accounting Services: Supervision and assistance in carrying out the duties and responsibilities customarily performed by an accounting department and controller, including, but not limited to tax and auditing services, and/or contracting for the performance of some or all of such services by an independent third party on behalf of SCPI. In addition, the Company will provide such services as are required by SCPI to enable it to comply with applicable securities laws, including, to the extent required, shareholder relations and stock administration.

        (c) Treasury Services: Treasury and cash management services, which shall include, but not be limited to managing SCPI's cash requirements and bank borrowings and investing any of its excess cash.

        (d) Payroll, Benefit & Insurance Services: On an as-requested basis, the handling of SCPI's payroll requirements, and insurance and benefits coordination.

        (e) Legal Management: The management of SCPI's legal affairs, including, but not limited to the retention of special counsel to the extent that on a given matter there is not a conflict between the interests of SCPI and the Company.

2.      CHARGES:

        (a) Fees: For such services, SCPI shall pay to the Company a fee quarterly in arrears equal to the costs of all of the services provided by the Company to all its affiliates during a given fiscal quarter multiplied by a fraction,
                      (i) the numerator of which is the net revenues of SCPI for such fiscal quarter divided by (ii) the consolidated net revenues of Oakhurst Company, Inc. for such fiscal quarter. Such costs shall include, but not be limited to rent; payroll; supplies; equipment rentals; amortization of fixed assets and other operating and overhead expenses.

        (b) Expenses: SCPI shall also reimburse to the Company any expenses incurred by the Company that are incurred solely for the benefit of SCPI.

3. TERM/TERMINATION: The initial term of this Agreement shall be for a period commencing on June 1, 1995 and continuing through the third anniversary thereof. Thereafter this Agreement shall continue from fiscal quarter to fiscal quarter until terminated by either party giving the other party one fiscal quarter's prior written notice of termination.

4. NOTICES: Notices shall be deemed given to a party when hand delivered to such party, or when sent to such party by courier service providing next day delivery, or by facsimile transmission, addressed to such party's principal executive offices, attention of the President.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.


OAKHURST MANAGEMENT CORPORATION            STEEL CITY PRODUCTS, INC.



By:   /s/ Maarten D. Hemsley               By:   /s/ Karen Stempinski
   ----------------------------------         ----------------------------------
     Maarten D. Hemsley                         Karen Stempinski
     President                                  Vice President